SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G
                                (RULE 13D-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13D-2(B)

                            (AMENDMENT NO. ____ )1

                      Innovative Clinical Solutions, Ltd.
                  ------------------------------------------
                               (Name of Issuer)

                    Common Stock, par value $.01 per share
                  ------------------------------------------
                        (Title of Class of Securities)

                                   45767E107
                  ------------------------------------------
                                (CUSIP Number)

                               February 23, 2000
                  ------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)



-----------------------------

     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45767E107                13G                     Page 2 of 7 Pages

-------------------------------------------------------------------------------
 1       NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Suffolk Construction Company Inc.
-------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (SEE INSTRUCTIONS)
                                                             (A) [ ]
                                                             (B) [ ]
-------------------------------------------------------------------------------
 3       SEC USE ONLY


-------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

         Massachusetts
-------------------------------------------------------------------------------
                             5       SOLE VOTING POWER

                                     -0-
     NUMBER OF             ----------------------------------------------------
      SHARES                 6       SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY                         4,286,126 (See Item 4).
      EACH                 ----------------------------------------------------
    REPORTING                7       SOLE DISPOSITIVE POWER
     PERSON
      WITH                           -0-
                           ----------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                     4,286,126 (See Item 4).
-------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,286,126 (See Item 4.)
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

         [ ]
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         13.4%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO
-------------------------------------------------------------------------------

CUSIP No. 45767E107                13G                      Page 3 of 7 Pages


ITEM 1(A).     NAME OF ISSUER:

               Innovative Clinical Solutions, Ltd. (the "Issuer")

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               10 Dorrance Street, Suite 400
               Providence, RI  02903

ITEM 2(A).     NAME OF PERSON FILING:

               Suffolk Construction Company Inc.

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               65 Allerton Street
               Boston, Massachusetts 02119

ITEM 2(C).     CITIZENSHIP:

               Massachusetts

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.01 per share (the "Shares")

ITEM 2(E).     CUSIP NUMBER:

               45767E107

CUSIP No. 45767E107                13G                      Page 4 of 7 Pages


ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR
          (C), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

          (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act;

          (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

          (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

          (e)  [ ]  An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);

          (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] A church plan that is excluded from the definition of an investment company under Section (c)(14) of the Investment Company Act;

          (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                    If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

CUSIP No. 45767E107                13G                      Page 5 of 7 Pages

ITEM 4.   OWNERSHIP:

          (a)  Amount beneficially owned: 4,286,126 Shares
          (b)  Percent of class: 13.4%
          (c)  Number of shares as to which such person has:
               (i)   Sole power to vote or direct the vote: 0
               (ii)  Shared power to vote or direct the vote: 4,286,126 Shares(1)
               (iii) Sole power to dispose or direct the disposition of: 0
               (iv)  Shared power to dispose or direct the disposition of: 4,286,126 Shares(1)
               (1)   Represents shares of Common Stock of the Issuer subject to a security interest in favor of the filer granted pursuant to two stock pledge agreements dated as of July 27, 1999.


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
          ANOTHER PERSON:

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
          HOLDING COMPANY:

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not applicable.

CUSIP No. 45767E107                13G                      Page 6 of 7 Pages

ITEM 10.  CERTIFICATION:

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 45767E107                13G                      Page 7 of 7 Pages



                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     2/23/00
---------------------
(Date)


                                              /s/ Steven McDonald
                                              -----------------------
                                              Steven McDonald
                                              Chief Financial Officer